Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS ENGAGES DELOITTE & TOUCHE

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

PROVO, UTAH, February 6, 2007 — Nature’s Sunshine Products, Inc. (OTC:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced that the Audit Committee of its Board of Directors has engaged Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm.

“We are pleased to announce the engagement of Deloitte & Touche to serve as our independent registered public accountant,” said Douglas Faggioli, President and CEO.  “We believe their expertise and worldwide resources will assist our efforts to provide our shareholders and the financial community with audited financial statements, and enhance our ability to resume our periodic reporting with the Securities and Exchange Commission.  With Deloitte’s engagement now completed, we intend to move forward expeditiously to complete the audit of our financial statements; however, we are not yet in a position to identify when audited statements may be available.”

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Company
75 East 1700 South	10 East 40th Street
P.O. Box 19005	Suite 1308
Provo, UT 84605	New York, NY 10016
(801) 342-4370	(212) 532-3232